press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate November 1, 2007	contact	Ann Marie Luhr 716-687-4225

MOOG REPORTS YEAR-END EARNINGS PER SHARE UP 19%

Moog Inc. (NYSE: MOG.A and MOG.B) announced today net earnings of $101 million and earnings per share of $2.34, an increase of 19% over last year’s $1.97. The earnings increase was achieved in spite of very heavy R&D expenditures on a variety of projects including the Boeing 787 Dreamliner.

Sales for the year of $1.558 billion increased by $252 million or 19% over the previous year. Sales were up substantially in all five of the Company’s reporting segments.

Fourth quarter net earnings were $26.8 million, an increase of 23% over last year. Earnings per share for the quarter were 62 cents, an increase of 22% over last year’s 51 cents. Total sales for the quarter of $413 million were up 21% from the previous year.

In the Aircraft segment, sales for the year increased by 11% to $587 million. This year the increase came in commercial aircraft, with an increase of 33% or $64 million. Sales of original equipment to Boeing increased by 80% to a total of $83 million, which included $20 million on the new 787 program. Business jet revenues increased 41% to $44 million. Military aircraft sales of $325 million were down slightly from the year previous because of reduced activity on the F-35 Joint Strike Fighter development program.

For the fourth quarter, Aircraft sales of $160 million were up 12%. Once again, the increase was in commercial sales, which were up 38% to $73 million. Sales to Boeing Commercial at $24 million were almost double last year’s fourth quarter. Business jet revenues were up 55% to $13 million. Commercial aftermarket sales were up 17% to $26 million. While military sales in total were down slightly in the quarter, the F-18 and V-22 production programs saw slight increases. Military aftermarket sales were up 8% to $33 million.

The Space and Defense segment had a very strong fourth quarter and a very strong year. For the year, sales of $185 million were up 25%, an increase of almost $37 million. The largest part of that increase came in the defense controls product line because of a surge in deliveries on the Marines’ Light Armored Vehicle and a major effort on a servomotor controller for the Army’s Future Combat Systems. The satellite and space vehicle business was also up nicely from a year ago. Demand is strong for commercial satellites because of HD-TV, the WI-FI internet, satellite radio, and GPS.

Fourth quarter Space and Defense sales were $46 million, up 29%. In the quarter, the big increases were once again defense controls, and commercial satellites as well as increased work on the Minuteman refurbishment program. During the quarter, work continued on the Space Shuttle replacement programs, the Ares I crew launch vehicle and the Orion crew exploration vehicle. During the quarter, NASA selected the Boeing team to build the upper stage of the Ares I and Moog plays a major role on the Boeing team.

Moog’s Industrial segment continued the consistent growth pattern of the last few years. Sales of $436 million were up 14% or $55 million from a year ago. Excluding the positive effect of the change in exchange rates, organic sales growth was 9% for the year. Metal forming and steel mill equipment had the fastest growth rates. Sales in those two markets totaled $73 million. The motion simulator business was up to $48 million and plastics, the biggest market, was over $70 million.

The fourth quarter was particularly strong in the Industrial segment. Sales at $111 million were up 18% from a year ago and, excluding currency effects, the increase was 12%. Sales growth was dramatic in motion simulators, in steel mill equipment, in metal forming and controls for plastics machines.

Fiscal ’07 was another excellent year for the Components Group. Sales were up in every major market area and the total of $283 million was an increase of 19%. Deliveries increased on the Blackhawk, the F-18, the Eurofighter and the CH-47 helicopter. Component deliveries began for the Guardian System which will protect aircraft from shoulder-fired missiles. Revenues increased on applications for the Bradley Fighting Vehicle and the Abrams Main Battle Tank. Marine sales continued to reflect increased exploration and production of high-priced oil. In the medical market, increased unit deliveries to Respironics boosted sales, and industrial sales reflect the expanded use of closed-circuit TV surveillance.

For the Components Group, the fourth quarter was a microcosm of their year. Sales of $73 million were up 18% from a year ago. Deliveries were particularly strong for products on the Bradley and the Abrams, for commercial aircraft avionics, and the marine, medical and industrial markets were all up between 12% and 30%.

For the year, the new Medical Devices segment generated sales of $68 million. The Zevex product line was acquired very late in the second quarter so the total includes only two full quarters of Zevex sales. For the year, total pump sales were $31 million, sales of administration sets were over $20 million and sales of sensors, hand pieces and other associated equipment were $17 million.

For the quarter, sales in medical devices of $23 million were way up from the fourth quarter a year ago before Zevex was acquired and were up $2 million from the previous quarter. In the quarter, increased sales reflected a large order for Zevex pumps and strong sales of sensors and ophthalmic surgery hand pieces.

Year-end, twelve-month consolidated backlog of $775 million is up $130 million or 20% from the backlog a year ago.

The Company updated its guidance for fiscal 2008. Fiscal ’08 sales are now forecast in a range of $1.785 billion to $1.805 billion. Net earnings are forecast in a range between $115 million and $119 million and EPS, using a midrange net earnings figure, are forecast at $2.69 per share. The midpoint represents a 15% increase in EPS over the $2.34 reported for fiscal ’07.

“Fiscal ’07 was another in a series of very strong years for our Company” said R. T. Brady, Chairman and CEO. “Sales were up 19%, net earnings were $101 million and earnings per share at $2.34 were up 19%. This performance was achieved in a year when our R&D expenditures were unusually high reflecting development of a number of new products, but particularly flight control actuation for the 787. Our Space and Defense segment had a banner year with increasing sales and a big improvement in earnings. Our Industrial segment and the Components Group continued their outstanding performance and we got off to a good start in Medical Devices. During the year, we made five acquisitions, which will add over $100 million to ’08 sales and get us very close to $1.8 billion. We expect that ’08 will be another great year.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industry machinery, and medical equipment. Additional information about the company can be found on its website, www.moog.com.

Cautionary Statement
Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with the acquired businesses for which we are not indemnified, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xx) the possibility that litigation may result unfavorably to us, (xxi) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations and (xxii) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

MOOG INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Net sales	$413,415	$340,751	$1,558,099	$1,306,494
Cost of sales	275,206	228,249	1,028,852	880,744
Gross profit	138,209	112,502	529,247	425,750

Research and development	26,411	21,109	102,603	68,886
Selling, general and administrative	66,112	55,259	252,173	213,657
Interest	9,123	5,639	29,538	21,861
Other	197	438	1,182	1,197
	101,843	82,445	385,496	305,601

Earnings before income taxes	36,366	30,057	143,751	120,149

Income taxes	9,557	8,212	42,815	38,803

Net earnings	$26,809	$21,845	$100,936	$81,346

Net earnings per share
Basic	$0.63	$0.52	$2.38	$2.01
Diluted	$0.62	$0.51	$2.34	$1.97

Average common shares outstanding
Basic	42,503,581	41,970,944	42,429,711	40,558,717
Diluted	43,253,204	42,630,187	43,149,481	41,247,689

Note - The Company’s financial statements include thirteen weeks for the three months ended September 29, 2007 and September 30, 2006 and 52 weeks for the year ended September 29, 2007 compared to 53 weeks for the year ended September 30, 2006.

MOOG INC.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Net Sales
Aircraft Controls	$160,264	$142,636	$586,558	$527,250
Space and Defense Controls	46,037	35,807	184,737	147,961
Industrial Controls	110,916	94,350	435,673	380,711
Components	72,768	61,602	283,282	237,578
Medical Devices	23,430	6,356	67,849	12,994
Net sales	$413,415	$340,751	$1,558,099	$1,306,494

Operating Profit and Margins
Aircraft Controls	$17,493	$18,768	$61,198	$66,673
	10.9%	13.2%	10.4%	12.6%
Space and Defense Controls	5,548	3,200	24,211	13,272
	12.1%	8.9%	13.1%	9.0%
Industrial Controls	13,797	9,814	57,470	45,055
	12.4%	10.4%	13.2%	11.8%
Components	10,699	8,334	44,530	36,869
	14.7%	13.5%	15.7%	15.5%
Medical Devices	2,819	31	6,931	(208)
	12.0%	.5%	10.2%	(1.6%)
Total operating profit	50,356	40,147	194,340	161,661
	12.2%	11.8%	12.5%	12.4%

Deductions from Operating Profit
Interest expense	9,123	5,639	29,538	21,861
Stock compensation expense	569	488	3,299	3,482
Corporate expenses and other	4,298	3,963	17,752	16,169
Earnings before Income Taxes	$36,366	$30,057	$143,751	$120,149

MOOG INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 29, 2007	September 30, 2006

Cash	$83,856	$57,821
Receivables	431,978	333,492
Inventories	359,250	282,720
Other current assets	61,767	54,068
Total current assets	936,851	728,101
Property, plant and equipment	386,813	310,011
Goodwill and intangible assets	620,349	500,893
Other non-current assets	62,166	68,649
Total assets	$2,006,179	$1,607,654

Notes payable	$3,354	$17,119
Current installments of long-term debt	2,537	1,982
Contract loss reserves	12,362	15,089
Other current liabilities	301,975	273,416
Total current liabilities	320,228	307,606
Long-term debt	611,633	367,457
Other long-term liabilities	197,106	169,735
Total liabilities	1,128,967	844,798
Shareholders' equity	877,212	762,856
Total liabilities and shareholders' equity	$2,006,179	$1,607,654